MUTUAL RELEASE AND AGREEMENT TO TERMINATE STOCK ISSUANCE

This Mutual Release (this “Mutual Release”) is dated March 23, 2016, and is given by and between EliteSoft Global, Inc., a Delaware corporation, and its directors, officers, advisors and employees (collectively “EliteSoft”) and Tech Associates, Inc., and its director, officer and employee, Richard Chiang (collectively “Tech”), hereinafter collectively referred to as, “the Parties”.

WHEREAS, on May 1, 2015, the Board of Directors for EliteSoft and its majority shareholder approved the engagement of Tech as its corporate advisor to assist in its ‘going public’ strategy (the “Consulting Agreement”). The initial term of the Consulting Agreement was for six months, with an option for ongoing continuity of service. The parties had agreed to monthly compensation of $2,000 per month and the issuance of 250,000 shares of restricted common stock with piggyback registration rights on any registration statement, payable on October 1, 2015 (the “Tech Shares”). The Tech Shares were issued on October 1, 2015. The Consulting Agreement was disclosed on Form 8-K with the United States Securities and Exchange Commission (the “Commission”) on October 20, 2015, and the Tech Engagement was attached as Exhibit 10.3 thereto.

WHEREAS, on February 16, 2016, Tech terminated the Consulting Agreement. The termination notice is incorporated and merged herein, and is attached hereto as Exhibit A (the “ Letter of Termination”) and had requested in writing to cancel the Tech Shares.

WHEREAS, the Parties have agreed to this Mutual Release, which includes, as consideration, a release by EliteSoft in consideration of the cancellation of the Tech Shares as requested in the Letter of Termination.

NOW THEREFORE, the Parties agree as follows:

1.                   Release by EliteSoft. EliteSoft, in consideration of the cancellation of the Tech Shares, hereby discharges, acquits and forever releases Tech from any and all damage claims, demands, accounts, actions, proceedings and sums of money that it, at any time, has had or has or that it, or its assigns, designees or creditors can or may have against Tech by reason of any fact, circumstance, event, condition, transaction or occurrence, whether known or unknown, up to and including the date of execution of this Mutual Release related, in any way to the performance under the Consulting Agreement.

2.                   Release by Tech. Tech, in consideration of the release by EliteSoft, above, releases, acquits and forever discharges EliteSoft from any and all damage claims, demands, accounts, actions, proceedings and sums of money that it, at any time, has had or have or that its assigns, designees or creditors can or may have against EliteSoft by reason of any fact, circumstance, event, condition, transaction or occurrence, whether known or unknown, up to and including the date of execution of this Mutual Release.

3.                   Cancellation of Tech Shares. As further consideration of the release herein, Tech has agreed to terminate any and all rights, title or interest in the Tech Shares. Tech appoints EliteSoft as its limited power of attorney to take any and all necessary action with the Commission and/or its transfer agent in effectuating the cancellation of the Tech Shares. The shares shall be cancelled by EliteSoft as of the date of this Mutual Release.

4.                   Miscellaneous. (a) This Mutual Release shall be effective as of the date when both parties have duly executed this Mutual Release by signing in the spaces below; (b) This Mutual Release may be executed in counterparts, each of which shall constitute an original copy of this Mutual Release once all Parties have executed at least one such counterpart, and one (or more) fully executed original Mutual Release(s) may be assembled from all such counterparts; (c) For the purposes of this Mutual Release, a facsimile copy of this Mutual Release, include the signatures of the Parties, shall be deemed an original; and (d) the Parties agree to the filing of this Release with the Commission.

APPROVED:

ELITESOFT GLOBAL, INC.

/s/Swee Seong “Eugene” Wong

Swee Seong “Eugene” Wong

Chief Executive Officer

TECH ASSOCIATES, INC.

/s/Richard Chiang

Richard Chiang

President

 EXHIBIT A

Tech Associates

February 16, 2016

EliteSoft Global Inc.
Unit A-9-4 Northpoint Office Suite
No 1. Medan Syed Putra Utara
Kuala Lumpur, Malaysia N8 59200

Attn: Swee Seong "Eugene" Wong, President, CEO, Chairman of the Board

RE: TERMINATION OF ENGAGEMENT AGREEMENT

Dear Mr. Wong,

This letter serves as our official letter of termination between Tech Associates Inc. ("Tech") and EliteSoft Global Inc. ("ESG"). Effective immediately, Tech hereby terminates its May 1, 2015 Engagement Agreement ("Agreement") with ESG. Tech's decision was based upon a decision made by the Board of Directors of ESG to attempt to compel Tech to cover legal expenses incurred by ESG and in addition, ESG's refusal to pay its monthly consulting fee pursuant to the Agreement. We have come the understanding that this is a non-curable issue and therefore, we have no option but to terminate our Agreement with ESG. Our Agreement specifically states that our work does not cover outside expenses that ESG incurs. ESG is solely responsible for any and all outside work expenses in accordance with our Agreement. The Agreement specifically states that Tech would introduce a legal attorney to the ESG project, which it has done. The scope at which Tech has performed its work under the Agreement has been consistent with its written duties. At no time did Tech commit to verbally, in writing, or otherwise that it would harbor any expenses incurred by ESG. By attempting to compel Tech to cover ESG's legal expenses and refusal to pay Tech its monthly consulting fee pursuant to the Agreement impairs work that Tech would have continued to perform under its Agreement. Therefore, Tech hereby terminates its Agreement with ESG.

Tech also requests that ESG cancel the 250,000 shares of ESG (the "Shares") that were issued to it during the performance of the Agreement. Tech has made this request both verbally and in writing to cancel the shares.

A separate invoice shall be submitted for any outstanding expenses still due to Tech.

Sincerely,

Richard Chiang
President

Tech Associates Inc.
75 Broadway Street, 202
San Francisco, CA 94111